Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com
Sprouts Farmers Market, Inc. Announces Management Changes
Don Clark Appointed Chief Merchandising Officer, Amanda Rassi Appointed Chief Customer Officer
PHOENIX, Ariz. – (Business Wire) – February 19, 2026 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced that Don Clark has been appointed as the company’s new chief merchandising officer and Amanda “Mandy” Rassi has been appointed as the company’s chief customer officer. In conjunction with Clark’s appointment, Scott Neal, the company’s current chief merchandising officer, will be retiring from the company.
“We are very excited to welcome Don Clark and Mandy Rassi to our executive leadership team as we continue to fulfill our purpose to help people live and eat better,” said Nick Konat, president and chief operating officer of Sprouts. “Don’s combination of outstanding specialty retail and grocery experience along with his experience in CPG leadership and brand building will enhance our ability to be the market leader in driving health-forward, differentiated offerings for our customers. We’re also creating a new chief customer officer role to deepen our ability to understand and serve our unique customer base. Mandy’s extensive experience in leading strategy and growth through the customer – building insight capability, leading customer strategy and personalization and loyalty, and driving growth with target customers – will strengthen how Sprouts understands and grows our health enthusiast customer across all channels.”
Konat continued, “I want to thank Scott Neal for the contribution and impact he has made to Sprouts. He’s driven outstanding growth in our business while driving further differentiation in our product offering, helping us become the best place to launch and grow brands. I wish him all the best in his retirement.”
Clark will report to Konat and oversee Sprouts’ perishable, non-perishable, and merchandise operations functions. Clark has over 25 years of experience in CPG and retail merchandising, including service as executive vice president, chief merchandising officer of Giant Eagle, Inc. and senior vice president, merchandising at Whole Foods Market, Inc. Clark most recently served as chief executive officer of Cerebelly Inc., a manufacturer of brain-focused baby food.
Rassi will also report to Konat in this newly created role to oversee Sprouts’ marketing, external communications, personalization/loyalty, eCommerce and consumer insights functions. Rassi has over 20 years of experience in CPG and retail marketing, having most recently served as senior vice president, chief marketing officer of The Michaels Companies. Prior to joining Michaels, Rassi held a range of marketing and analytics leadership roles at 84.51° and The Kroger Co., where she most recently served as vice president and head of marketing. She also served at Procter & Gamble, culminating in her role as senior director of brand insights and analytics for the North America club and home specialty business.
About Sprouts Farmers Market, Inc.
Sprouts Farmers Market is one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States. Sprouts helps people live and eat better with fresh produce at the heart of the store and delicious discoveries for every dietary lifestyle. Always foraging for what’s fresh and innovative, Sprouts offers a carefully curated assortment of products that inspire wellness naturally, including organic, gluten-free, plant-based and non-GMO favorites. Headquartered in Phoenix, AZ, Sprouts employs more than 36,000 team members and operates more than 480 stores in 25 states nationwide. To learn more about Sprouts and the role it plays in its communities, visit sprouts.com/about/.

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Source: Sprouts Farmers Market, Inc
Phoenix, AZ
2/19/26